Exhibit 20.2
MANAGEMENT INFORMATION CIRCULAR
INFORMATION INCORPORATED BY REFERENCE
     Certain information contained in this management information circular (the “Circular”) has been incorporated in this Circular from the annual report of the Corporation on Form 20-F (“Form 20-F”), which has been filed with the United States Securities and Exchange Commission and is attached hereto.
VOTING INFORMATION
Solicitation of Proxies
     This Circular of Canadian Solar Inc. (the “Corporation”) is furnished in connection with the solicitation of proxies by management of the Corporation for use at the annual meeting of shareholders of the Corporation (the “Meeting”) to be held at the time and place and for the purposes set forth in the notice of meeting accompanying this Circular (the “Notice”).
     The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone, in writing or in person by the directors, officers and regular employees of the Corporation. The Corporation may also use the services of a proxy solicitation firm. The cost of the solicitation of proxies will be borne by the Corporation.
Appointment of Proxies
     The persons named in the accompanying form of proxy are directors and/or officers of the Corporation.
     A shareholder has the right to appoint a person (who need not be a shareholder) other than the persons named in the accompanying form of proxy to be the proxy of the shareholder at the Meeting and may exercise this right either by inserting that person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy. To be effective, completed proxies must be received by BNY Mellon Shareowner Services by mail in the enclosed return envelope, at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.
Revocation of Proxies
     Proxies given by shareholders for use at the Meeting may be revoked at any time before their use. In addition to revocation in any manner permitted by law, a proxy may be revoked by depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney duly authorized in writing with BNY Mellon Shareowner Services by mail or hand delivery to the Proxy Department, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900 United States of America at least 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof or be deposited with the chairman of the Meeting before the commencement of the Meeting or any adjournment thereof.

Voting and Discretion of Proxies
     The common shares represented by the proxies solicited by management pursuant to this Circular will be voted in accordance with the directions contained therein.
     If no directions are given, the common shares will be voted FOR:
(a)	the election of the six proposed nominees for election as directors named in the Circular;

(b)	the appointment of Deloitte Touche Tohmatsu CPA, Ltd. as the auditors of the Corporation and the authorization of the directors of the Corporation to fix their remuneration; and

(c)	the approval of a special resolution of shareholders ratifying an amendment to By-Law No. 1 of the Corporation permitting the common shares of the Corporation to be issued, held and transferred in uncertificated form.
     The accompanying form of proxy confers discretionary authority on the persons named therein in respect of amendments or variations to the matters referred to in this Circular and in respect of other matters that may properly come before the Meeting, or any adjournment thereof. Management of the Corporation knows of no such amendments or variations or other matters that may properly come before the Meeting but, if any such amendments or variations or other matters properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgement.
Voting Shares
     Shareholders of record on Tuesday, June 3, 2008 are entitled to receive notice of and vote at the Meeting.
     The authorized capital of the Corporation consists of an unlimited number of common shares. As of April 30, 2008, there are 27,774,818 common shares outstanding. All of the outstanding common shares may be voted at the Meeting. Shareholders are entitled to one vote for each common share held by them.
Principal Shareholders
     To the knowledge of the directors and executive officers of the Corporation, the only persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying 5% or more of the voting rights attached to any class of voting securities of the Corporation are set out in Item 6E “Share Ownership” of Form 20-F.
Required Approval
     All matters to be dealt with at the Meeting require the approval of a majority of the votes cast on the matter, other than the special resolution of shareholders ratifying an amendment to By-Law No. 1 of the Corporation permitting the common shares of the Corporation to be issued, held and transferred in uncertified form, which requires the approval of at least two-thirds of the votes cast on the matter.

BUSINESS OF MEETING
Consolidated Financial Statements
     The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2007, together with the auditors’ report thereon and the notes thereto, accompany this Circular and will be submitted to the Meeting. Receipt of the audited consolidated financial statements will not constitute approval or disapproval of any matters referred to therein.
Election of Directors
     The articles of the Corporation require that the Corporation have a minimum of three directors and a maximum of ten directors. The articles also provide that the actual number of directors within the specified minimum and maximum may be determined from time to time by resolution of the directors. The board of directors of the Corporation (the “Board”) has by resolution fixed the number of directors of the Corporation, within the specified minimum and maximum, at six. The term of office of each of the current directors expires on the election of directors at the Meeting.
     Management of the Corporation intends to nominate the individuals named below for election as directors of the Corporation. The Corporation has not received notice, and management of the Corporation is not aware, of any other nominees for election as directors of the Corporation.
     The following table sets out the name and province or state and country of residence of each person proposed to be nominated for election as director at the Meeting and his current position with the Corporation. See Item 6A. “Directors and Senior Management”, Item 6C. “Board Practices — Committees of the Board of Directors” and Item 6E. “Share Ownership” of Form 20-F for the following additional information with respect to each person proposed to be nominated for election as director at the Meeting: the period during which he has served as a director, the Board committees of which he is a member, his principal occupation and the number of common shares beneficially owned, directly or indirectly, or controlled or directed by him.

Name and
Municipality of Residence	Current Position(s) with the Corporation
Shawn (Xiaohua) Qu Suzhou, People’s Republic of China	Chairman, President and Chief Executive Officer and Director
Arthur Chien Beijing, People’s Republic of China	Vice President, Finance and Secretary
On June 7, 2008, Mr. Chien will become a Director and Chief Financial Officer of the Corporation replacing Mr. Bing Zhu who has resigned from those positions effective June 7, 2008
Robert McDermott Toronto, Ontario, Canada	Lead Independent Director
Lars-Eric Johansson London, The United Kingdom	Director
Michael G. Potter Pleasanton, California, United States of America	Director
Yan Zhuang Beijing, People’s Republic of China	Director

Appointment of Auditors
     Management of the Corporation proposes that Deloitte Touche Tohmatsu CPA, Ltd. be re-appointed auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration. Deloitte Touche Tohmatsu CPA, Ltd. have been auditors of the Corporation since December, 2005.
Amendment to By-Law No. 1
     Management of the Corporation is seeking approval of a special resolution of shareholders ratifying an amendment to By-Law No. 1 of the Corporation permitting the common shares of the Corporation to be issued, held and transferred in uncertified form. The amendment was approved by the directors on December 12, 2007 so that the Corporation would comply with the listing requirements of the Nasdaq Global Market, which require all securities listed thereon to be eligible for listing and transfer through the Direct Registration System. In order for the common shares to be eligible for listing and transfer through the Direct Registration System, the Corporation must be authorized to issue its common shares in uncertificated form.
     A copy of the special resolution is attached to this Circular as Schedule A.
Other Business
     Management of the Corporation knows of no other matters that may properly come before the Meeting.
STATEMENT OF EXECUTIVE COMPENSATION
General
     See Item 6B. “Compensation of Directors and Executive Officers — Cash Remuneration and Share Based Remuneration” and Item 6C. “Board Practices — Directors’ Agreements” of Form 20-F.
Employment and Management Contracts
     See Item 6C. “Board Practices — Employment Agreements” of Form 20-F.
Compensation of Directors
     See Item 6B. “Compensation of Directors and Executive Officers — Cash Remuneration” and Item 6C “Board Practices — Directors’ Agreements” of Form 20-F.
RELATED PARTY TRANSACTIONS
     See Item 7. “Major Shareholders and Related Party Transactions” of Form 20-F.
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS
     See Item 6C. “Board Practices — Interested Transactions” and Item 7B. “Related Party Transactions” of Form 20-F.

MATERIAL CONTRACTS
     See Item 10C. “Material Contracts” of Form 20-F.
OTHER MATTERS
Shareholder Proposals
     Shareholders must submit any shareholder proposal that they wish to be considered at the annual meeting of shareholders of the Corporation in respect of the year ending December 31, 2008 to be held in 2009 no later than February 28, 2009. All shareholder proposals must comply with Section 137 of the Canada Business Corporations Act.
Glossary
     The term shareholder refers to a registered holder of common shares. The term common shares refers to common shares in the capital stock of the Corporation excluding any restricted shares, which are subject to restrictions on voting, dividend rights and transferability.
Date of Information
     Except where noted, all information in this Circular is as of May 30, 2008.
APPROVAL OF CIRCULAR BY BOARD
     The contents and the sending of this Circular have been approved by the Board.
DATED at Toronto, Canada this 30th day of May, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu Chairman, President and Chief Executive Officer

SCHEDULE A
CANADIAN SOLAR INC.
(the “Corporation”)
SPECIAL RESOLUTION OF SHAREHOLDERS RATIFYING AN
AMENDMENT TO BY-LAW NO. 1 OF THE CORPORATION
RESOLVED AS A SPECIAL RESOLUTION THAT the amendment of By-Law No. 1 of the Corporation to permit the common shares of the Corporation to be issued, held and transferred in uncertificated form by adding thereto “Article Ten — Share Certificates, Registration and Transfer” in the form attached hereto as Exhibit 1 is ratified.

EXHIBIT 1 TO SPECIAL RESOLUTION OF SHAREHOLDERS RATIFYING AN AMENDMENT TO BY-LAW NO. 1 OF THE CORPORATION
ARTICLE TEN — SHARE CERTIFICATES, REGISTRATION and TRANSFER
10.1 Share Certificates. Shares in the capital stock of the Corporation may be certificated or uncertificated. Shareholders shall be entitled, at their option, to a share certificate, or to a non-transferable written acknowledgement of their right to obtain a share certificate, stating the number and class or series of shares held by them as shown on the securities register of the Corporation. All share certificates and written acknowledgements shall be in such form as the Board shall approve from time to time and signed in accordance with Section 2.02 but need not be under the corporate seal of the Corporation. Unless the Board otherwise determines, share certificates in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of the transfer agent and/or registrar. The signatures of the signing officers of the Corporation and, where required, the authorized signatories of the transfer agent and/or registrar on share certificates or written acknowledgements may be printed or mechanically reproduced. Every printed or mechanically reproduced signature shall for all purposes be deemed to be the signature of the person whose signature is printed or reproduced.
10.2 Registration of Transfer. Subject to the provisions of the Act, no transfer of shares shall be registered in a securities register except upon presentation of the certificate representing such shares with a transfer endorsed thereon or delivered therewith duly executed by the registered holder or by his attorney or successor duly appointed, or upon proper instructions from the holder of uncertificated shares, in each case with such reasonable assurance or evidence of signature, identification and authority to transfer as the Board may from time to time require, and upon payment of all applicable taxes and any fees required by the Board.